Exhibit 99.1

VIRGIN MEDIA REPORTS SECOND QUARTER 2007 RESULTS

London, England, August 8, 2007 – Virgin Media Inc. (NASDAQ: VMED) announces results for the quarter ended June 30, 2007.

Quarterly highlights

•                  Better than expected performance in TV of 2,200 net additions – despite disruption caused by Sky basics dispute

•                  On-net RGU per customer rises for 6th consecutive quarter following merger

•                  Broadband customers increase by 51,000 to reach 3.5m - still the UK’s largest residential broadband provider

•                  Virgin Mobile contract customers increased by 53,000 to 299,000

•                  V+ households rise by 53,000 to 167,000

•                  Triple play penetration up to 45.2% from 37.1% a year ago

•                  OCF of £315.3m (Q1-07: £305.7m)

•                  Operating income of £3.0m (Q1-07: operating loss £15.3m)

Operational review

•                  Transforming content offering

•                  6 Setanta Sports channels included in top tier basic TV package

•                  Virgin 1 to air in the Autumn on all multichannel TV platforms

•                  New Virgin Media sports broadband portal featuring exclusive Premier League and Football League Internet clips

•                  Strong VOD performance

•                  44% of digital TV base now use VOD on a monthly basis

•                  14 VOD monthly views per user, up 43% year-to-date

•                  Working with BBC to become first TV platform to offer iPlayer

•                  Virgin Media portal 9th most visited UK site so far this year (Comscore)

•                  Completing upgrade of top broadband tier to 20Mb for all our current 10Mb customers

•                  Decisive action taken on fixed line telephony – improving subscriber trend throughout Q2

•                  Developing new retail sales channels – new deals with Carphone Warehouse and Comet to sell our cable products

Steve Burch, Chief Executive Officer of Virgin Media, said:

“The second quarter results show encouraging broadband and mobile contract growth, a resilient performance by our TV business and signs that our fixed line telephony business is starting to react to renewed management focus. The new partnership with Setanta, the planned launch of sports and entertainment channels and our growing VOD platform makes us the superior pay TV offering in the country. Along with our enhanced broadband portal, we have significantly improved our content offering; while improved product bundling and further merger benefits mean the cash outlook for the rest of the year and beyond remains strong.”

Contacts

Investor Relations:
Richard Williams:	+44 (0) 20 7299 5479 / richard.williams@virginmedia.co.uk
Paul Rushton:	+44 (0) 20 7299 5353 / paul.rushton@virginmediatv.co.uk

Media:
M: Communications
Nick Fox:	+44 (0) 20 7153 1540
James Hill	+44 (0) 20 7153 1559

Conference call details

There will be a conference call for analysts and investors today at 0900 EST/ 1400 UK time.  Analysts and investors can dial in to the presentation by calling +1 617 213 8847 in the United States or + 44 (0) 20 7365 8426 for international access, passcode “Virgin Media Inc.” for all participants.

The presentation can also be accessed live via webcast on the Company’s website, www.virginmedia.com/investors.

The teleconference replay will be available for one week beginning approximately two hours after the end of the call until Wednesday, August 15, 2007.  The dial-in replay number for the US is:  +1 617 801 6888 and the international dial-in replay number is: +44 (0) 20 7365 8427, passcode: 64045487.

Notes to the financial and operational results for the three months ended June 30, 2007

OCF is operating income before depreciation, amortization and other charges and is a non-GAAP financial measure. Please see Appendix E for a reconciliation of non-GAAP financial measures to their nearest GAAP equivalents.

Unless otherwise indicated, all historical references to mobile operational statistics including customer and subscriber figures are on a pro forma basis assuming the acquisition of Virgin Mobile occurred on January 1, 2006. Unless otherwise indicated, mobile customer information prior to acquisition has been taken, without adjustment, from Virgin Mobile’s historical information.

No pro forma financial information has been presented in respect of the acquisition of Virgin Mobile, which closed on July 4, 2006.

SUMMARY FINANCIAL RESULTS (unaudited)

	Q2 2007	Q1 2007	Q2 2006
	£m	£m	£m
Revenue
Cable
Consumer	619.3	637.3	644.7
Business	155.8	163.0	160.1
	775.1	800.3	804.8
Mobile	146.3	141.0	—
Content	73.6	80.6	79.5
Total Revenue	995.0	1,021.9	884.3
OCF	315.3	305.7	293.3
Operating income/(loss)	3.0	(15.3)	6.3

GROUP OPERATIONS STATISTICS (‘000s)

			Pro forma
			(incl. Virgin Mobile)
	Q2 2007	Q1 2007	Q2 2006

Group RGUs

On-net TV	3,396.6	3,390.0	3,293.1
On-net Digital TV	3,125.3	3,081.1	2,836.2
Broadband
On-net	3,191.9	3,146.4	2,902.3
Off-net	275.2	270.5	235.0
	3,467.1	3,416.9	3,137.3
Mobile
Prepay	4,115.9	4,215.2	4,292.8
Contract	299.1	246.3	96.2
	4,415.0	4,461.5	4,389.0
Telephone
On-net	3,993.8	4,050.6	4,233.0
Off-net	75.5	65.1	47.7
	4,069.3	4,115.7	4,280.7

Total RGUs	15,348.0	15,384.1	15,100.1

Net RGU adds
On-net TV	2.2	36.1	8.3
On-net Digital TV	40.0	75.2	73.8
Broadband
On-net	45.8	87.9	104.9
Off-net	4.7	9.7	10.2
	50.5	97.6	115.1
Mobile
Prepay	(99.3)	(115.5)	61.4
Contract	52.8	54.2	3.9
	(46.5)	(61.3)	65.3
Telephone
On-net	(56.9)	(63.4)	(21.6)
Off-net	10.4	20.6	(5.5)
	(46.5)	(42.8)	(27.1)

Note

Data cleanse activity in Q2-07 resulted in an increase of 4,200 RGUs, an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above and in this announcement exclude the data cleanse increases/decrease.

RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 2007

TOTAL REVENUE

Total revenue in the second quarter was £995.0 million (Q1 2007: £1,021.9m). The majority of the decline from the previous quarter was due to a reduction in Cable segment revenue, as discussed below.

CABLE SEGMENT REVENUE
Consumer

Consumer revenue in the second quarter was £619.3 million (Q1 2007: £637.3m). The on-net customer base was 4.7 million at June 30, 2007, down 70,300 on the previous quarter. The revenue decline primarily reflected the net customer loss and a decrease in ARPU.

Customer losses included an estimated 40,000 due to the impact of Sky’s removal of its basic channels from our platform on March 1, 2007. Losses were also affected by the loss of fixed line telephony subscribers.

RGU per customer grew to 2.23 from 2.20 in the quarter and triple play penetration increased to 45.2% from 42.9% reflecting our drive to encourage bundling and focus on better quality customers.

ARPU fell from £42.75 to £42.16 in the quarter, due mainly to a decline in telephony usage and use of retention discounts, which were partially offset by the increase in RGU per customer.

Gross customer additions in the second quarter were 191,900, up from 184,300 in the first quarter.

Churn in the second quarter was 1.8%, up from 1.6% in the previous quarter. Total gross disconnections of 262,200, were up 31,000 compared to the previous quarter due mainly to the impact of Sky’s removal of its basic channels. We expect the churn impact from this issue to be largely contained within the second quarter. Without the impact of this issue, we estimate that churn would have been flat at 1.6%.

We continue to enhance our consumer propositions to exploit our unique quad-play capability, our state-of-the-art network and to differentiate our content offering.

We are significantly improving our content offering. We have announced an innovative and ground breaking deal with Setanta to include, for no additional charge, six Setanta Sports channels in our basic XL package, which currently has 1.4 million subscribers. Setanta has the rights to broadcast 46 Premier League football matches per season, 60 Scottish Premier League matches plus 25 FA Cup games per season from the 2008/9 season, along with other football, golf, rugby, racing, and motor sport. We have an exclusive deal with Setanta to be the only basic package provider of their sports channels. We believe this additional sports content will be extremely compelling for existing and new TV subscribers and will help to further strengthen our platform and growth. It means that Virgin Media customers can receive all live Premier League football matches at a lower price point than through any of our competitors and will be able to receive all the live Premier League matches through one provider, Virgin Media, rather than needing separate contracts with Sky and Setanta.

We have also announced that we are working with Setanta to launch a new sports news channel, which will be included in all of our TV packages.

Our sports offerings are also being complemented by our Virgin Media broadband portal, which will have exclusive rights to offer near-live clips of all Premier League and Football League matches over the Internet. Access to the clips is free to all consumers at www.virginmedia.com, regardless of their existing TV and broadband platform. We will be using our branded portal to cross-promote our entire product range as well as grow advertising revenues. Our broadband portal is already the 9th most visited in the UK, based on research from Comscore.

We continue to build our Video On Demand (“VOD”) offering which is available to all of our 3.1 million digital TV subscribers. Over 44% of our customers are now using our VOD service on a monthly basis compared to 36% at the start of the year. Average views per user per month are currently 13.7 compared to 9.6 at the start of the year. In the United States, Comcast, which has the largest VOD platform in the world and has been operating for several years has around 70% of its customer base using VOD with 27 average views per month.

Unlike other providers, our range of VOD content is extensive including over 500 movies, highlights from the previous week’s primetime schedule, over 1,000 hours of top TV series and over 1,000 music videos and concerts available every day. We have VOD content available from HBO, Buena Vista, Warner, BBC, Channel 4 and Alliance Atlantis, as well as Virgin Media Television (VMtv). Further major content additions are expected in the second half of the year as we strengthen our line up and add even more choice for our customers. We are working with the BBC on the launch of their iPlayer application, which will give VOD access to hundreds of hours of BBC content. We expect Virgin Media to be the first TV platform to launch this service, which will be heavily marketed by the BBC.

In Autumn 2007, we will rebrand our current Freeview channel, Ftn, as Virgin 1 and increase its programming budget to acquire and commission the very best US and UK programming. Our strategy is to maximise advertising revenues from the eight million home Freeview platform and to cross-promote Virgin Media’s unique VOD content and functionality, as well as other products and services. This will see VMtv accelerate its transformation from a linear pay-TV operator to a provider of a mix of free, pay and on-demand content that adds value to Virgin Media through heavy cross promotion and exclusive content to differentiate us from our competitors.

To maximize its reach, Virgin 1 will also be available on satellite as well as our own Virgin Media cable platform. Cable customers will enjoy the richest experience that integrates Virgin 1’s linear offering with VOD channels and other innovative on-demand functionality.

An example of the strong programming is the hit drama ‘The Riches’. The Riches stars Eddie Izzard and Minnie Driver, who has just been nominated for an Emmy award for her performance in this series. Virgin 1 will be the exclusive UK home of The Riches, which is on its second season in the US, and is set for a third.

Other recently acquired US content for Virgin 1 includes the forthcoming blockbuster US drama, ‘The Sarah Connor Chronicles’, inspired by ‘The Terminator’ movie franchise. Virgin 1 will also be the new home of the ‘Star Trek’ franchise — from ‘Star Trek: The Next Generation’ all the way through to ‘Star Trek: Enterprise’, totaling 624 hours of science fiction programming.

We have continued to focus on marketing and developing our new Virgin Media brand and consumer acceptance continues to grow. We have sponsored the current “Big Brother” series and are also the main sponsors of the 2007 V Festival, a major UK music festival headlined by The Killers and The Foo Fighters.

We have significantly expanded our high street retail presence through direct and indirect channels. We have signed distribution deals to sell our consumer products in 780 Carphone Warehouse stores and 334 Comet stores. This is in addition to the existing agreement we have with the Dixons group and its 730 retail stores. We also added four new Virgin Media branded stores, to complement the three existing Virgin Mobile stores that are already successfully selling all of our consumer products.

Broadband

On-net broadband net additions in the quarter were 45,800, down from 87,900 in the previous quarter. Growth in the quarter was negatively affected by increased churn relating to the loss of the Sky basic channels. As stated above, we expect the churn impact from this issue to be largely contained within the second quarter.

Virgin Media now has 3.2 million cable broadband subscribers, which, together with 0.3 million off-net broadband subscribers, makes us the largest residential broadband provider in the UK.

Television

Total TV net additions were 2,200 in the quarter, down from 36,100 in the previous quarter. Growth was affected by churn relating to the loss of Sky basic channels in March, with most of this churn occurring in April.

Despite the impact of the Sky basics dispute, digital TV net additions were 40,000, following net additions of 75,200 in the previous quarter.

We grew our V+ DVR subscriber base by 46% in the quarter, with net additions of 52,600. At the quarter end we had 166,800 V+ subscribers, representing 5.3% penetration of our digital television base.

Telephony

Telephony net subscriber losses in the quarter were 56,900, an improvement compared with 63,400 net losses in the first quarter, despite the impact of the Sky basics issue. Encouragingly, an improvement was seen as the quarter progressed, with only 7,200 telephony net disconnections in June.

Recent improvements are also due to a refocus in the way we market and sell our bundles, to ensure that telephony is emphasized at the point of sale.

We have also continued our strategy of increasing the number of subscribers on flat rate packages to grow subscribers and reduce the impact of declining fixed line telephony usage. We have rebalanced our pricing by reducing prices of our two main fixed rate packages and increasing some variable call rates.

Off-net

Consumer off-net revenue, which is included in total consumer revenue, was £16.2 million (Q1 2007: £17.3m). At the quarter-end, we had 275,200 off-net broadband subscribers, with growth of 4,700 in the quarter. We also added 10,400 off-net telephony subscribers during the quarter and now have a base of 75,500.

We have signed an agreement with Cable & Wireless to become our unbundled local loop (LLU) network provider on a wholesale basis, providing us with access to 4 million homes outside of our addressable areas. This will enable us to launch an IPTV (Internet Protocol Television) service including pay broadcast channels and VOD to customers outside of our cable areas on unbundled exchanges.

A key benefit from our off-net strategy will be our ability to offer a Virgin Media branded quad-play to the significant number of cable customers who churn because they are moving out of our addressable areas.

Business

Business revenue was £155.8 million, down £7.2 million compared to the previous quarter primarily due to a £4.1 million decline in wholesale revenues as anticipated in our first quarter earnings release and a decline of £2.9 million in retail voice revenues. Underlying retail data growth of £1.4 million was masked by a £1.5 million decline in LAN solutions revenue due to the timing of completion on our contract to install the LAN infrastructure for the Heathrow airport extension.

The decline in wholesale revenue related to the completion in the first quarter of the build of a Wide Transmission Network (WTN) for a wholesale mobile customer.  We expect no further significant declines from this contract this year.

The majority of the revenue decline in the quarter related to lower margin products, and therefore the revenue decline was largely offset by a decline in costs.

CABLE SEGMENT OCF

Cable segment OCF in the quarter was £282.5 million, up £15.7 million compared to the previous quarter. This was due mainly to a reduction in branding and marketing spend following the extensive activities supporting the rebrand to Virgin Media in the first quarter.

We expect Cable segment OCF to grow in the second half of the year, partly due to a number of cost reduction initiatives as we continue to extract merger and integration synergies from the cable business.

We are also undertaking a number of initiatives for restructuring of our cost base, which should achieve further significant cost savings in 2008.

MOBILE SEGMENT
Mobile Revenue

Mobile revenue in the quarter was £146.3 million (Q1 2007: £141.0m), comprising £142.3 million service revenue (Q1 2007: £136.0m) and £4.0 million equipment revenue (Q1 2007: £5.0m). The service revenue improvement was due to an improved contract mix and an increase in mobile monthly ARPU.

We continued to grow the number of higher ARPU contract customers, with net additions of 52,800 in the quarter compared to 3,900 in the same quarter last year as reported by Virgin Mobile prior to its acquisition. This was largely driven by our cross-sell to Virgin Media cable customers with 52,400 sales during the quarter. The number of lower ARPU prepay customers fell by 99,300 during the quarter due mainly to our focus on high quality connections in preference to volume and continued up-selling of prepay customers to contract tariffs.

Overall mobile ARPU increased to £10.70 in the second quarter (Q1 2007: £10.07) driven by the improved contract mix and higher prepay ARPU.

Mobile OCF

Mobile OCF was £32.7 million in the quarter, up from £26.7 million in the previous quarter. The increase was primarily due to the increase in mobile ARPU. We expect Mobile OCF to be considerably lower in the third quarter due to higher customer connections driving increased acquisition costs.

CONTENT SEGMENT

Content Revenue

The Content segment consists of VMtv and Sit-up.

Total Content segment revenue, after inter segment elimination, was £73.6 million (Q1 2007: £80.6m), comprising £25.9 million from VMtv and £47.7 million from Sit-up. VMtv sells programming to the Virgin Media cable segment. As a result, for consolidation purposes, £6.1 million of inter segment revenue has been eliminated.

VMtv revenue, after inter segment elimination, was down £3.4 million from the previous quarter. This was mainly due to the non-recurrence of a one off sale of rights in the first quarter.

VMtv’s channels headed by LivingTV, grew the number of commercial impacts in the quarter to 7.2 million, an increase of 20% compared to the same quarter last year, reflecting the strong performance of its channels.

As stated above, in Autumn 2007, VMtv will rebrand its current Freeview channel, Ftn, as Virgin 1.

Sit-up revenue was £47.7 million (Q1 2007: £51.3m). Revenue was up 5.8% on the same quarter last year.

UKTV Joint Venture

Virgin Media owns 50% of the companies that comprise UKTV, a group of joint ventures formed with BBC Worldwide. UKTV produces a portfolio of multi-channel television channels based on the BBC’s program library and which are carried on Virgin Media’s cable platform and also satellite. Some channels are also available on Freeview. UKTV is the second largest Pay-TV operator in the UK by viewing share. Its most popular channel, UKTV Gold was the most popular basic pay TV channel in the country as measured by viewing share in the second quarter.

UKTV’s total revenues were £49.5 million in the second quarter, and £99.1 million for the first half of the year, arising principally from subscription and advertising revenue.

Virgin Media accounts for its interest in UKTV under the equity method and recognized a share of net income of £5.4 million in the second quarter and £12.5 million for the first half of the year. UKTV’s financial results are therefore not consolidated in Virgin Media’s revenue, operating income or OCF.

UKTV is funded by a loan from Virgin Media, which was £156.7 million at June 30, 2007. This loan effectively acts as a revolving facility for UKTV. Virgin Media receives cash payments from UKTV in the form of dividends, interest payments, loan capital repayments and payments for consortium tax relief. These items totaled £11.2 million in the quarter and £18.0 million in the first half of the year.

Virgin Media’s investment in UKTV is carried on the balance sheet at £376.4 million, which includes the outstanding £156.7 million loan.

Content OCF

Content segment OCF in the quarter was £0.1 million, down £12.1 million from the prior quarter due mainly to the non-recurrence of a £7.9 million accrual reversal that occurred in the first quarter in relation to the settlement of a legal claim and higher programming costs.

OPERATING INCOME BEFORE DEPRECIATION, AMORTIZATION AND OTHER CHARGES (OCF)

OCF was £315.3 million in the second quarter (Q1 2007: £305.7m). The increase was due to the increases in Cable and Mobile OCF being partially offset by the decrease in Content OCF as discussed above. OCF was up £22.0 million compared to the same quarter last year, due mainly to the acquisition of Virgin Mobile, offset by a decline in Content OCF.

OCF is expected to increase in the second half of the year mainly due to Cable segment cost reductions as discussed above.

OCF is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

Operating Income/Loss and Net Loss

Operating income was £3.0 million (Q1 2007: £15.3m loss) with the increase mainly due to increased OCF and lower other charges (which relate primarily to costs in connection with our restructuring programs initiated in respect of the merger with Telewest.) This also compares with operating income of £6.3 million in the second quarter of 2006 with the decrease due mainly to higher depreciation and amortization in respect of our acquisition of Virgin Mobile, offset by increased OCF and lower other charges.

Net loss was £119.0 million (Q1 2007: £120.3m) and compares with a net loss of £195.8 million in the second quarter of 2006. The decrease in net loss compared to the second quarter of 2006 is mainly due to the absence of foreign currency transaction losses on U.S. dollar hedging arrangements (offsetting gains were recorded as a component of equity during Q2 2006).

CAPITAL EXPENDITURE

Fixed asset additions (accrual basis) during the quarter were £156.2 million, up £1.3 million from the previous quarter.

Compared to the second quarter of 2006, fixed asset additions (accrual basis) were up £22.3 million.

The total purchase of fixed assets and intangible assets was £133.6 million in the quarter, compared to £152.6 million in the previous quarter and £128.1 million in the same quarter last year.

Fixed asset additions (accrual basis) is a non-GAAP financial measure. See Appendix E for reconciliations of non-GAAP financial measures to their nearest GAAP equivalents.

DEBT

As of June 30, 2007, long term debt (net of current portion) was £6,063 million. This consisted of £4,970 million outstanding under our Senior Credit Facility, £1,013 million of Senior Notes, and £80 million of capital leases and other indebtedness. Cash and cash equivalents were £277 million.

Cash interest paid (exclusive of amounts capitalized) was £140.0 million in the quarter and £402.6 million for the last twelve months.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Various statements contained in this document constitute “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors, among others, include: (1) the ability to compete with a range of other communications and content providers; (2) the ability to manage customer churn; (3) the effect of technological changes on our businesses; (4) the continued right to use the Virgin name and logo; (5) the ability to maintain and upgrade our networks in a cost-effective and timely manner; (6) possible losses in revenues due to systems failures; (7) the ability to provide attractive programming at a reasonable cost; (8) the reliance on single-source suppliers for some equipment, software and services and third party distributors of our mobile services; (9) the functionality or market acceptance of new products that we may introduce; (10) the ability to obtain and retain expected synergies from the merger of our legacy NTL and Telewest businesses and the acquisition of Virgin Mobile; (11) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the acquisition of Virgin Mobile; (12) the ability to achieve business plans for the combined company; (13) the ability to fund debt service obligations through operating cash flow; (14) the ability to obtain additional financing in the future and react to competitive and technological changes; (15) the ability to comply with restrictive covenants in our indebtedness agreements; and (16) the extent to which our future earnings will be sufficient to cover our fixed charges.

These and other factors are discussed in more detail under “Risk Factors” and elsewhere in Virgin Media’s Form 10-K filed with the SEC on March 1, 2007. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Virgin Mobile Acquisition

On July 4, 2006, we completed the acquisition of Virgin Mobile Holdings (UK) plc, or Virgin Mobile. Virgin Mobile is the largest mobile virtual network operator in the United Kingdom. We have entered into a long-term trademark license agreement with Virgin Enterprises Limited pursuant to which we have changed the name of our parent company, and re-branded our existing consumer and part of our content businesses with the Virgin brand.

Non-GAAP Financial Measures

We use non-GAAP financial measures with a view to providing investors with a better understanding of the operating results and underlying trends to measure past and future performance and liquidity.

We evaluate operating performance based on several non-GAAP financial measures, including (i) operating income before depreciation, amortization and other charges (OCF), and (ii) fixed asset additions (accrual basis), as we believe these are important measures of the operational strength of our business and our liquidity.  Since these measures are not calculated in accordance with GAAP, they should not be considered as substitutes for operating income (loss) and purchase of fixed assets and purchase of intangible assets, respectively.

Please see Appendix E for a discussion of our use of non-GAAP financial measures and reconciliations to their nearest GAAP equivalents.

Appendices:

A) Financial Statements

•                     Condensed Consolidated Statements of Operations

•                     Condensed Consolidated Balance Sheets

•                     Condensed Consolidated Statements of Cash Flows

•                     Quarterly Condensed Consolidated Statements of Operations

B) Group Residential Operations Statistics

C) Segmental Analysis

D) Fixed Asset Additions (Accrual Basis)

E) Use of Non-GAAP Financial Measures and Reconciliations to GAAP

Appendices

A)     FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenue	995.0	884.3	2,016.9	1,495.7

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	435.1	367.5	884.4	622.4
Selling, general and administrative expenses	244.6	223.5	511.5	381.6
Other charges	3.1	12.1	14.7	20.5
Depreciation	231.6	219.3	463.7	368.6
Amortization	77.6	55.6	154.9	92.4
	992.0	878.0	2,029.2	1,485.5
Operating income (loss)	3.0	6.3	(12.3)	10.2

Other income (expense)
Interest income and other, net	7.8	8.6	14.8	17.2
Interest expense	(128.1)	(135.6)	(246.6)	(219.4)
Share of income from equity investments	5.3	3.1	12.5	4.5
Foreign currency transaction gains (losses)	2.3	(94.1)	5.6	(104.1)
Loss on extinguishment of debt	(1.1)	—	(1.1)	(32.4)
(Losses) gains on derivative instruments	(1.0)	5.7	(1.5)	(3.5)
Loss before income taxes, minority interest and cumulative effect of change in accounting principle	(111.8)	(206.0)	(228.6)	(327.5)
Income tax (expense) benefit	(7.2)	9.9	(10.7)	9.9
Minority interest	—	0.3	—	0.7
Cumulative effect of change in accounting principle	—	—	—	1.2
Net loss	(119.0)	(195.8)	(239.3)	(315.7)

Basic and diluted net loss per share	£(0.37)	£(0.68)	£(0.74)	£(1.20)
Dividends per share (in US Dollars)	$0.03	$0.01	$0.05	$0.01
Average number of shares outstanding (in millions)	325.5	287.9	324.8	262.4

CONDENSED CONSOLIDATED BALANCE SHEETS

(in £ millions)

	June 30, 2007	December 31, 2006
	(Unaudited)	(See Note)

Assets
Current assets
Cash and cash equivalents	277.1	418.5
Restricted cash	5.9	6.0
Accounts receivable - trade, less allowances for doubtful accounts of £32.4 (2007) and £51.8 (2006)	447.6	461.2
Inventory	80.5	65.3
Prepaid expenses and other current assets	125.2	87.4
Total current assets	936.3	1,038.4

Fixed assets, net	5,878.2	6,026.3
Goodwill and other indefinite-lived intangible assets	2,509.1	2,516.5
Intangible assets, net	968.5	1,120.5
Equity investments	377.3	371.5
Other assets, net of accumulated amortization of £33.5 (2007) and £21.8 (2006)	211.4	170.3
Total assets	10,880.8	11,243.5

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	385.3	379.6
Accrued expenses and other current liabilities	420.3	485.5
VAT and employee taxes payable	72.9	82.8
Restructuring liabilities	114.4	126.8
Interest payable	109.1	158.2
Deferred revenue	267.9	268.0
Current portion of long term debt	30.4	141.9
Total current liabilities	1,400.3	1,642.8

Long term debt, net of current portion	6,062.8	6,017.2
Deferred revenue and other long term liabilities	287.1	276.2
Defered income taxes	81.7	77.2
Total liabilities	7,831.9	8,013.4
Commitments and contingent liabilities
Shareholders’ equity
Common stock - $.01 par value; authorized 1,000.0 and 1,000.0 (2007 and 2006) shares; issued 327.7 (2007) and 326.4 (2006) and outstanding 325.7 (2007) and 323.9 (2006) shares
Common stock	1.8	1.8
Additional paid-in capital	4,321.7	4,303.4
Accumulated other comprehensive income	164.1	116.0
Accumulated deficit	(1,438.7)	(1,191.1)
Total shareholders’ equity	3,048.9	3,230.1
Total liabilities and shareholders’ equity	10,880.8	11,243.5

Note: The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in £ millions) (unaudited)

	Six months ended June 30,
	2007	2006

Net cash provided by operating activities	224.4	243.8

Investing activities
Purchase of fixed and intangible assets	(286.2)	(263.4)
Income from equity investments	6.2	13.6
Acquisitions, net of cash acquired	(1.0)	(2,013.7)
Other	2.1	5.1
Net cash used in investing activites	(278.9)	(2,258.4)

Financing activities
New borrowings, net of financing fees	874.5	6,665.8
Principal payments on long term debt and capital leases	(954.7)	(4,963.5)
Proceeds from employee stock option exercises	4.0	30.3
Dividends paid	(8.3)	(1.6)
Net cash (used in) provided by financing activities	(84.5)	1,731.0

Effect of exchange rate changes on cash and cash equivalents	(2.4)	(9.9)
Decrease in cash and cash equivalents	(141.4)	(293.5)
Cash and cash equivalents, beginning of period	418.5	735.2
Cash and cash equivalents, end of period	277.1	441.7

Supplemental disclosure of cash flow information
Cash paid during the period for interest exclusive of amounts capitalized	295.0	219.5

QUARTERLY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in £ millions, except share and per share data) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2007	2007	2006	2006	2006

Revenue	995.0	1,021.9	1,081.6	1,024.9	884.3

Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	435.1	449.3	510.4	440.0	367.5
Selling, general and administrative expenses	244.6	266.9	258.2	267.1	223.5
Other charges	3.1	11.6	15.6	30.9	12.1
Depreciation	231.6	232.1	207.9	222.6	219.3
Amortization	77.6	77.3	80.3	73.9	55.6
Total costs and expenses	992.0	1,037.2	1,072.4	1,034.5	878.0
Operating income (loss)	3.0	(15.3)	9.2	(9.6)	6.3

Other income (expense)
Interest income and other, net	7.8	7.0	10.4	7.1	8.6
Interest expense	(128.1)	(118.5)	(124.8)	(113.2)	(135.6)
Share of income from equity investments	5.3	7.2	4.1	3.9	3.1
Foreign currency transaction gains (losses)	2.3	3.3	7.7	6.3	(94.1)
(Loss) gain on extinguishment of debt	(1.1)	—	0.1	(0.5)	—
(Losses) gains on derivative instruments	(1.0)	(0.5)	3.2	1.6	5.7
Loss from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	(111.8)	(116.8)	(90.1)	(104.4)	(206.0)
Income tax (expense) benefit	(7.2)	(3.5)	1.0	0.9	9.9
Minority interest	—	—	1.0	(0.7)	0.3
Loss from continuing operations	(119.0)	(120.3)	(88.1)	(104.2)	(195.8)

Discontinued operations
Income from discontinued operations before income taxes	—	—	—	—	—
(Loss) gain on disposal of assets	—	—	(0.2)	8.1	—
Income tax expense	—	—	—	—	—
Income from discontinued operations	—	—	(0.2)	8.1	—

Cumulative effect of change in accounting principle	—	—	(33.8)	—	—

Net loss	(119.0)	(120.3)	(122.1)	(96.1)	(195.8)

Basic and diluted loss from continuing operations per share	£(0.37)	£(0.37)	£(0.27)	£(0.32)	£(0.68)
Basic and diluted income from discontinued operations per share	—	—	—	£0.02	—
Basic and diluted loss from cumulative effect of change in accounting principle per share	—	—	£(0.10)	—	—
Basic and diluted net loss per share	£(0.37)	£(0.37)	£(0.37)	£(0.30)	£(0.68)
Average number of shares outstanding (in millions)	325.5	324.2	323.8	322.0	287.9

B)     GROUP RESIDENTIAL OPERATIONS STATISTICS

(data in 000’s)

					Pro Forma (1)
	Q2-07	Q1-07	Q4-06	Q3-06	Q2-06
Group RGUs
Opening RGUs	15,384.1	15,354.5	15,272.0	15,100.1	15,007.4
Data Cleanse (2)	4.2	—	—	—	(69.0)
Adjusted Opening RGUs	15,388.3	15,354.5	15,272.0	15,100.1	14,938.4
Net RGU adds	(40.3)	29.6	82.5	171.9	161.7
Closing Group RGUs	15,348.0	15,384.1	15,354.5	15,272.0	15,100.1

Group RGUs
Telephone
On-net	3,993.8	4,050.6	4,114.0	4,178.3	4,233.0
Off-net	75.5	65.1	44.5	43.4	47.7
	4,069.3	4,115.7	4,158.5	4,221.7	4,280.7

On-net TV	3,396.6	3,390.0	3,353.9	3,315.4	3,293.1
On-net DTV	3,125.3	3,081.1	3,005.9	2,922.0	2,836.2

Broadband
On-net	3,191.9	3,146.4	3,058.5	2,980.4	2,902.3
Off-net	275.2	270.5	260.8	242.8	235.0
	3,467.1	3,416.9	3,319.3	3,223.2	3,137.3
Mobile
Prepay	4,115.9	4,215.2	4,330.7	4,390.9	4,292.8
Contract	299.1	246.3	192.1	120.8	96.2
	4,415.0	4,461.5	4,522.8	4,511.7	4,389.0

Total RGUs	15,348.0	15,384.1	15,354.5	15,272.0	15,100.1

Net RGU adds (2)
Telephone
On-net	(56.9)	(63.4)	(64.3)	(54.6)	(21.6)
Off-net	10.4	20.6	1.1	(4.3)	(5.5)
	(46.5)	(42.8)	(63.2)	(58.9)	(27.1)

On-net TV	2.2	36.1	38.5	22.2	8.3
On-net DTV	40.0	75.2	83.9	85.8	73.8

Broadband
On-net	45.8	87.9	78.1	78.1	104.9
Off-net	4.7	9.7	18.0	7.8	10.2
	50.5	97.6	96.1	85.9	115.1
Mobile
Prepay	(99.3)	(115.5)	(60.2)	98.1	61.4
Contract	52.8	54.2	71.3	24.6	3.9
	(46.5)	(61.3)	11.1	122.7	65.3

Total Net RGU adds	(40.3)	29.6	82.5	171.9	161.7

Notes

(1)             Subscriber information for Q2-06 is on a pro forma combined basis assuming that the acquisition of Virgin Mobile had occurred on January 1, 2006.

(2)             Data cleanse activity in Q2-07 resulted in an increase of 4,200 RGUs, an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

Data cleanse activity in Q2-06 resulted in a decrease of 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.

RESIDENTIAL CABLE OPERATIONS STATISTICS (excluding Off-net and Mobile)

(data in 000’s except percentages, RGU/Customer and ARPU)

	Q2-07	Q1-07	Q4-06	Q3-06	Q2-06
Customers
Opening Customers	4,807.6	4,854.5	4,891.5	4,928.7	4,983.8
Data Cleanse (1)	—	—	—	—	(36.2)
Adjusted Opening Customers	4,807.6	4,854.5	4,891.5	4,928.7	4,947.6
Gross customer adds	191.9	184.3	213.5	229.2	192.3
Total Customer disconnections	(262.2)	(231.2)	(250.5)	(266.5)	(211.2)
Net customer adds	(70.3)	(46.9)	(37.0)	(37.3)	(18.9)
Closing Customers	4,737.3	4,807.6	4,854.5	4,891.5	4,928.7

Monthly customer churn %	1.8%	1.6%	1.7%	1.8%	1.5%

Cable RGUs
Opening RGUs	10,587.0	10,526.4	10,474.1	10,428.4	10,405.7
Data Cleanse (1)	4.2	—	—	—	(69.0)
Adjusted Opening RGUs	10,591.2	10,526.4	10,474.1	10,428.4	10,336.7
Net RGU adds	(8.9)	60.6	52.3	45.7	91.7
Closing RGUs	10,582.3	10,587.0	10,526.4	10,474.1	10,428.4

Net RGU Adds (1)
Telephone	(56.9)	(63.4)	(64.3)	(54.6)	(21.6)
Television	2.2	36.1	38.5	22.2	8.3
DTV	40.0	75.2	83.9	85.8	73.8
Broadband	45.8	87.9	78.1	78.1	104.9
Total Net RGU Adds	(8.9)	60.6	52.3	45.7	91.7

Revenue Generating Units (RGUs)
Telephone	3,993.8	4,050.6	4,114.0	4,178.3	4,233.0
Television	3,396.6	3,390.0	3,353.9	3,315.4	3,293.1
DTV	3,125.3	3,081.1	3,005.9	2,922.0	2,836.2
Broadband	3,191.9	3,146.4	3,058.5	2,980.4	2,902.3
Total RGUs	10,582.3	10,587.0	10,526.4	10,474.1	10,428.4

RGU / Customer	2.23	2.20	2.17	2.14	2.12

Bundled Customers
Dual RGU	1,563.0	1,657.7	1,725.7	1,798.3	1,838.9
Triple RGU	2,141.0	2,061.2	1,972.8	1,892.1	1,830.4
Percentage of dual or triple RGUs	78.2%	77.4%	76.2%	75.4%	74.4%
Percentage of triple RGUs	45.2%	42.9%	40.6%	38.7%	37.1%

Cable ARPU	£42.16	£42.75	£42.82	£42.48	£42.21
ARPU calculation:
On-net revenues	£603,100	£620,000	£626,700	£625,400	£628,400
Average customers	4,768.0	4,834.9	4,878.8	4,907.4	4,962.3
Homes Marketable On-net
Telephone	12,349.5	12,348.2	12,431.4	12,427.1	12,312.7
ATV	12,697.4	12,696.2	12,509.7	12,505.5	12,661.1
DTV	12,046.5	12,045.2	11,986.3	11,982.2	12,009.7
Broadband	11,803.0	11,801.7	11,819.6	11,815.4	11,766.2
Total homes	12,697.4	12,696.2	12,509.7	12,505.5	12,661.1
Penetration of Homes Marketable On-net
Telephone	32.3%	32.8%	33.1%	33.6%	34.4%
Television - Total	26.8%	26.7%	26.8%	26.5%	26.0%
Television - DTV	25.9%	25.6%	25.1%	24.4%	23.6%
Broadband	27.0%	26.7%	25.9%	25.2%	24.7%
Total Customer	37.3%	37.9%	38.8%	39.1%	38.9%

Note

(1)             Data cleanse activity in Q2-07 did not result in a change in customer numbers but did result in an increase of 4,200 RGUs comprising of an increase of approximately 4,400 Television and 100 Telephone RGUs and a decrease of approximately 300 Broadband RGUs. Net RGU adds above exclude the data cleanse increases/decrease.

Data cleanse activity in Q2-06 resulted in a decrease of 36,200 customers and 69,000 RGUs, a decrease of approximately 13,500 Telephone, 24,400 Broadband and 31,100 TV RGUs. Data cleanse activity in Q2-06 is a result of more closely aligning customer definitions between old NTL and old Telewest together with the removal of approximately 20,000 inactive backlog customers in old NTL.

CABLE SEGMENT OFF-NET OPERATIONS STATISTICS

(data in 000’s)

	Q2-07	Q1-07	Q4-06	Q3-06	Q2-06
Off-net RGUs
Opening RGUs
Telephone (1)	65.1	44.5	43.4	47.7	53.2
Broadband	270.5	260.8	242.8	235.0	224.8
	335.6	305.3	286.2	282.7	278.0

Net RGU adds
Telephone (1)	10.4	20.6	1.1	(4.3)	(5.5)
Broadband	4.7	9.7	18.0	7.8	10.2
	15.1	30.3	19.1	3.5	4.7

Closing RGUs
Telephone (1)	75.5	65.1	44.5	43.4	47.7
Broadband	275.2	270.5	260.8	242.8	235.0
	350.7	335.6	305.3	286.2	282.7

Note

(1)             Off-net Telephone RGUs in Q2-06, Q3-06 and Q4-06 have been restated from previously reported numbers.

MOBILE OPERATIONS STATISTICS

(data in 000’s except ARPU)

	Q2-07	Q1-07	Q4-06	Q3-06	Q2-06 (1)
Mobile Customers (2)
Opening Customers
Prepay	4,215.2	4,330.7	4,390.9	4,292.8	4,231.4
Contract	246.3	192.1	120.8	96.2	92.3
	4,461.5	4,522.8	4,511.7	4,389.0	4,323.7
Net customer adds
Prepay	(99.3)	(115.5)	(60.2)	98.1	61.4
Contract	52.8	54.2	71.3	24.6	3.9
	(46.5)	(61.3)	11.1	122.7	65.3
Closing Mobile Customers (2)
Prepay	4,115.9	4,215.2	4,330.7	4,390.9	4,292.8
Contract	299.1	246.3	192.1	120.8	96.2
	4,415.0	4,461.5	4,522.8	4,511.7	4,389.0

Mobile monthly ARPU (3)	£10.70	£10.07	£10.59	£10.28
ARPU calculation:
Service revenue	£142,300	£136,000	£141,800	£132,500
Average customers	4,434.7	4,499.3	4,465.4	4,294.8

Notes

(1)             Mobile customer information prior to acquisition has been taken, without adjustment, from Virgin Mobile’s historical information.

(2)             Mobile customer information is for active customers. Prepay customers are defined as active customers if they have made an outbound event in the preceding 90 days. Contract customers are defined as active customers if they have been provisioned and have not been disconnected.

(3)             Mobile monthly ARPU is calculated on service revenue for the periods since acquisition divided by the average number of active customers for the periods since acquisition, divided by three.

C) SEGMENTAL ANALYSIS

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2007	2007	2006	2006	2006

Revenue
Cable segment
Consumer	620.2	638.1	645.4	643.7	645.1
Business	155.9	163.1	169.0	162.3	160.1
Total	776.1	801.2	814.4	806.0	805.2
Inter segment revenue	(1.0)	(0.9)	(1.2)	(0.9)	(0.4)
	775.1	800.3	813.2	805.1	804.8
Mobile segment
Virgin Mobile	146.3	141.0	151.4	140.4	—
Inter segment revenue	—	—	0.3	—	—
	146.3	141.0	151.7	140.4	—
Content segment
Virgin Media TV	32.0	35.2	40.5	37.8	40.1
Sit-up	47.7	51.3	82.0	47.5	45.1
Total	79.7	86.5	122.5	85.3	85.2
Inter segment revenue	(6.1)	(5.9)	(5.8)	(5.9)	(5.7)
	73.6	80.6	116.7	79.4	79.5

Total revenue	995.0	1,021.9	1,081.6	1,024.9	884.3

Segment OCF (1)
Cable segment OCF	282.5	266.8	296.8	296.3	284.5
Mobile segment OCF	32.7	26.7	14.2	16.0	—
Content segment OCF	0.1	12.2	2.0	5.5	8.8
OCF (Total)	315.3	305.7	313.0	317.8	293.3

Note:

(1)             Segment OCF includes inter segment revenue and costs as applicable. OCF (Total) is a non-GAAP financial measure - see Appendix E.

D)       FIXED ASSET ADDITIONS (ACCRUAL BASIS)

(in £ millions) (unaudited)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2007	2007	2006	2006	2006

NCTA Fixed Asset Additions
CPE	58.9	62.5	59.0	57.8	48.6
Scaleable infrastructure	35.7	33.5	44.9	45.0	46.0
Commercial	18.5	15.4	18.5	16.5	19.6
Line extensions	0.0	0.0	0.9	1.3	1.0
Upgrade/rebuild	4.0	3.5	0.8	0.5	1.3
Support capital	29.6	38.0	49.5	18.0	16.3
Total NCTA Fixed Asset Additions	146.7	152.9	173.6	139.1	132.8

Non NCTA Fixed Asset Additions	9.5	2.0	5.0	8.2	1.1

Total Fixed Asset Additions (accrual basis)	156.2	154.9	178.6	147.3	133.9

Changes in liabilities related to Fixed Asset Additions (accrual basis)	(22.6)	(2.3)	(20.8)	(13.7)	(5.8)

Total Purchase of Fixed Assets and Intangible Assets	133.6	152.6	157.8	133.6	128.1

Comprising:
Purchase of Fixed Assets	133.5	151.0	147.8	133.6	128.1
Purchase of Intangible Assets	0.1	1.6	10.0	—	—
	133.6	152.6	157.8	133.6	128.1

Note: Virgin Media is not a member of NCTA and is providing this information solely for comparative purposes. Fixed Asset Additions (accrual basis) are from continuing operations. See Appendix E for a discussion of the use of Fixed Asset Additions (accrual basis) as a non-GAAP financial measure and the reconciliation of Fixed Asset Additions (accrual basis) to GAAP Purchase of Fixed Assets and Purchase of Intangible Assets.

Certain NCTA Fixed Asset Additions have been reallocated for the quarters ended June 30 and September 30, 2006 and a correction to March 31, 2007.

E)                USE OF NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS TO GAAP

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. We encourage investors to review our financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.

(i)               Operating income before depreciation, amortization and other charges (OCF)

Operating income before depreciation, amortization and other charges, which we refer to as OCF or OCF (Total), is not a financial measure recognised under GAAP.  OCF represents our earnings before interest, taxes, depreciation and amortization, other charges, share of income from equity investments, loss on extinguishment of debt, loss on derivative instruments and foreign currency transaction gains (losses). Our management, including our chief executive officer, who is our chief operating decision maker, considers OCF as an important indicator of our operational strength and performance. OCF excludes the impact of costs and expenses that do not directly affect our cash flows. Other charges, including restructuring charges, are also excluded from OCF as management believes they are not characteristic of our underlying business operations. OCF is most directly comparable to the GAAP financial measure operating income (loss). Some of the significant limitations associated with the use of OCF as compared to operating income (loss) are that OCF does not consider the amount of required reinvestment in depreciable fixed assets and ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations.

We believe OCF is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the reconciliation to operating income (loss) shown below, provides a more complete understanding of factors and trends affecting our business. Because GAAP financial measures are not standardized, it may not be possible to compare OCF with other companies’ GAAP financial measures that have the same or similar names.

Reconciliation of operating income before depreciation, amortization and other charges (OCF) to GAAP operating income (loss)

	Three months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
(in £ millions) (unaudited)	2007	2007	2006	2006	2006
Operating income before depreciation, amortization and other charges (OCF)	315.3	305.7	313.0	317.8	293.3

Reconciling items
Depreciation and amortization	(309.2)	(309.4)	(288.2)	(296.5)	(274.9)
Other charges	(3.1)	(11.6)	(15.6)	(30.9)	(12.1)
Operating income (loss)	3.0	(15.3)	9.2	(9.6)	6.3

(ii)           Fixed Asset Additions (Accrual Basis)

Our primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Assets Additions (Accrual Basis) is defined as the purchase of fixed assets and intangible assets as measured on an accrual basis. Our business is underpinned by significant investment in network infrastructure and information technology. Our management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating our liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) is most directly comparable to the GAAP financial measures purchase of fixed assets and purchase of intangible assets, as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Assets (Accruals Basis) as compared to purchase of fixed assets and purchase of intangible assets is that Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchase of fixed assets and purchase of intangible assets. We exclude these amounts from Fixed Asset Additions (Accrual Basis) because timing differences from payments of liabilities are more related to the cash management treasury function than to our management of fixed asset purchases for long-term operational performance and liquidity. We compensate for the limitation by separately measuring and forecasting working capital.

Reconciliation of fixed asset additions (accrual basis) to GAAP purchase of fixed assets and purchase of intangible assets

	Three months ended
(in £ millions) (unaudited)	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006	Sep 30, 2006	Jun 30, 2006

Fixed asset additions (accrual basis)	156.2	154.9	178.6	147.3	133.9

Changes in liabilities related to fixed asset additions (accrual basis)	(22.6)	(2.3)	(20.8)	(13.7)	(5.8)
Total Purchases of Fixed Assets and Intangible Assets	133.6	152.6	157.8	133.6	128.1
Comprising:
Purchase of fixed assets	133.5	151.0	147.8	133.6	128.1
Purchase of intangible assets	0.1	1.6	10.0	—	—
	133.6	152.6	157.8	133.6	128.1